AMENDMENT TO SALES AGENT AGREEMENT

THIS AMENDMENT TO SALES AGREEMENT (this "Amendment") is made and entered into as of this __ day of ______, 2016 by and between MacKenzie Realty Capital, Inc. (the "Fund") and ________________________ (the "Sales Agent").
RECITALS
WHEREAS, the Fund and the Sales Agent have entered into that certain Sales Agent Agreement, dated __________, [as amended by the Amendment to Sales Agent Agreement dated _______, 2014] (the "Agreement") pursuant to which the Sales Agent has agreed to act in such capacity and to use its best efforts, in accordance with the terms and conditions of the Agreement, to find purchasers for 5,000,000 shares of common stock of the Fund offered (the "Original Offering") pursuant to a registration statement on Form N-2 filed with the Securities and Exchange Commission ("SEC") (SEC File No. 333-181853) (the "Original Registration Statement");
WHEREAS, the Fund now plans to offer for sale an additional 15,000,000 shares of common stock of the Fund (the "Additional Shares").  The Fund has filed a registration statement on Form N-2 filed with the SEC (File No. 333-212804) (the "New Registration Statement") with respect to the offer and sale of the Additional Shares (the "New Offering").
WHEREAS, effective at the time of the effectiveness of the New Registration Statement, the Agreement shall be applicable to the New Offering;
WHEREAS, the Fund and the Sales Agent desire to amend the Agreement so that the terms and conditions of the Agreement extend to the New Offering upon effectiveness.
AGREEMENT
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Definitions. Following the termination of the Original Offering, all references in the Agreement to the following defined terms shall be interpreted to include the additional meanings set forth below:
(a) "Registration Statement" shall be deemed to include the New Registration Statement,
(b) "Prospectus" shall be deemed include to the prospectus in the form filed with the SEC that makes up a part of the New Registration Statement,
(c) "Offering" shall be deemed to include the New Offering, and
(d) "Shares" shall be deemed to include the Additional Shares.

2. Amendment to Paragraph 2(h).  The last paragraph under Paragraph 2(h) shall be amended and restated in its entirety as follows:
Marketing Expenses. In addition to the commissions payable to you above, the Fund will also pay a Marketing Support Fee of 1.1% of the offering price.  In no event will your total compensation exceed 10% of the offering price. If the Offering terminates prior to reaching the maximum offering proceeds, you agree to immediately refund any amount of compensation in excess of 10% of the gross proceeds received by the Fund.
3. Effect of Amendment.  Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof. All agreements and obligations of the parties with respect to the Original Offering shall remain in full force and effect in accordance with the terms of the Agreement.
4. Defined Terms.  Defined terms used herein but not defined or modified herein shall have the meaning given to such term in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MACKENZIE REALTY CAPITAL, INC.

By:____________________________
Name:__________________________
Title:___________________________

                        _______________________________
(Print Name of Firm)

By:____________________________
(Authorized Signature)

Name:__________________________

Its:____________________________
(Title)